                                                                    EXHIBIT 12.1

                     COLTEC INDUSTRIES INC AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

                                                                                        Year Ended December 31,
                                                                 -------------------------------------------------------------------
                                                                   1997           1996           1995           1994           1993
                                                                 -------------------------------------------------------------------
Earnings from continuing operations
 before extraordinary item ..............................         94,874         54,570         34,521         48,446         24,600

Add (deduct):
 Income taxes:
   Federal and Foreign ..................................         48,875         28,111         17,615         27,251         13,684
   State and Local ......................................          6,241          5,121          2,601          2,105          1,877
 Portion of rents representative of
   interest factor (1) ..................................          2,983          3,321          2,868          3,979          4,078
 Interest Expense .......................................         54,613         76,182         91,208         90,337        111,497
                                                                 -------------------------------------------------------------------
Earnings from continuing operations
 before extraordinary item, as
 adjusted ...............................................        207,586        167,305        148,813        172,118        155,736
                                                                 ===================================================================

Fixed Charges:
 Interest expense .......................................         54,613         76,182         91,208         90,337        111,497
 Capitalized interest ...................................          1,455          1,139            997            689          1,140
 Portion of rents representative of
   interest factor (1) ..................................          2,983          3,321          2,868          3,979          4,078
                                                                 -------------------------------------------------------------------

Fixed Charges ...........................................         59,051         80,642         95,073         95,005        116,715
                                                                 ===================================================================

Ratio of earnings to fixed charges ......................            3.5            2.1            1.6            1.8            1.3
                                                                 ===================================================================

Note:
(1)  Estimated to be 1/3 of total rent expenses